Exhibit 10.17

MASTER REINSURANCE AGREEMENT

BY AND BETWEEN

OLD RELIANCE INSURANCE COMPANY

AND

AMERICAN FOUNDERS LIFE INSURANCE COMPANY

DATED AS OF APRIL 1, 2000

Section 12.08.	No Third Patty Beneficiaries	26
Section 12.9.	Counterparts	26
Section 12.10.	Headings	27
Section 12.11.	Dollar References	27
Section 12.12.	Performance Following Closing	27
Section 12.13.	No Prejudice	27

INDEX OF SCHEDULES

Schedule 1.01	Reinsured Policies
Schedule 2.02(c)(iii)	Securities

INDEX OF EXHIBITS

Exhibit A	Closing Date Reserves Methodology
Exhibit B	Distribution Agreements
Exhibit C	Pro Forma Closing Settlement Statement
Exhibit D	Reinsurance Agreement No. 1
Exhibit E	Third Party Reinsurance Agreements

MASTER REINSURANCE AGREEMENT

This MASTER REINSURANCE AGREEMENT (the “Agreement”) dated April 1, 2000, is entered into by and between Old Reliance Insurance Company, an Arizona stock life insurance corporation (“Cedant”), and American Founders Life Insurance Company, a Texas stock life insurance corporation (“Reinsurer”).

RECITALS:

WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, Cedant desires to cede to Reinsurer, and Reinsurer desires to reinsure on a quota share basis the remaining 25% of certain liabilities of Cedant arising under the Reinsured Policies pursuant to the provisions of Reinsurance Agreement No. 1; and

WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, the parties desire to provide for the continuing administration of the Reinsured Policies pursuant to the provisions of Reinsurance Agreement No. 1;

NOW, THEREFORE, in consideration of, and in reliance upon, the mutual promises and the representations, warranties, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.     Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:

“Affiliate” means, with respect to any Person, at the time in question, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person.

“Annual Statement” means the convention form statutory annual statement of Cedant or Reinsurer, as applicable, together with all required schedules and supplements thereto, as filed with the Insurance Departments of the States of Texas or Arizona.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any rules, regulations, administrative interpretations, or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Assumed Liabilities” means:

(a) 25% of Cedant’s contractual liabilities arising under the express terms of the Reinsured Policies, except for any contractual liabilities for any dividends left on deposit with the Cedant and/or any premium deposit funds because such liabilities shall be Retained Liabilities, where the insured is still alive as of the Closing Date;

b) liability for Extra Contractual Obligations arising solely from any act, error or omission of Reinsurer, or any of its respective officers, employees, agents or representatives,

(c) 25% quota share liability for premium taxes due in respect of Premiums paid after the Closing Date, provided that the Reinsurer’s liability for such premium taxes shall not (with respect to any given calendar year) exceed the difference obtained by subtracting (i) from (ii) where (i) is the applicable Premium Tax Credit, and (ii) is the product obtained by multiplying Premiums paid after the Closing Date and during the applicable calendar year by the applicable premium tax rate imposed under the laws of the jurisdiction in which such Premiums were generated,

(d) 25% quota share liability for Commissions first becoming due and owing after the Closing Date,

(e) 25% quota share liability for amounts payable after the Closing Date for returns or refunds of Premiums; and

(f) 25% quota share liability for guarantee fund assessments attributable to insolvencies which occur on or after the Closing Date, but only to the extent provided in Reinsurance Agreement No. 1.

Notwithstanding any te1m or provision in this Agreement, Reinsurance Agreement No. 1 to the contrary, the term “Assumed Liabilities” shall not include any liabilities or obligations of any nature, kind or description that are not expressly included in this definition of that term.  In particular, and without limitation, notwithstanding any term or provision in this Agreement or Reinsurance Agreement No. 1 to the contrary, the term “Assumed Liabilities” shall not include any Extra-Contractual Obligations that arise from any act, error or omission, whether or not intentional, in bad faith or otherwise, of the Cedant, any Affiliate or predecessor of the Cedant, or any of their respective directors, officers, employees, agents or representatives or any liabilities or obligations relating or attributable to the failure of any of the Reinsured Policies, at any time and for any reason, to qualify under Sections 72, 401, 403(b), 408, or 457 of the Code, such liabilities and obligations to include, without limitation, fines, penalties, assessments, levies, forfeitures, interest, Taxes, changes in benefits, reserve liabilities, information reporting, and damage awards of any and every type or description.

“Books and Records” means the originals or copies of all customer lists, policy information, policy forms, rating plans, disclosure and other documents, regulatory filings (including filings required under all Applicable Laws), administrative records, reinsurance records, claim records, sales records, underwriting records, financial records, Tax records and compliance records in the possession or control of Cedant and relating to the Reinsured Policies, including, without limitation, any electronically generated database or other information maintained on magnetic or optical media (to the extent not subject to licensing restrictions) and any other form of electronically recorded, generated or stored information, but excluding:  (a) Cedant’s original certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to corporate organization or capitalization; (b) original Tax and corporate accounting records relating to the Reinsured Policies; and (c) any original books and records relating to the Retained Liabilities.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Texas are permitted or obligated by Applicable Law to be closed.

“Cedant” means Old Reliance Insurance Company, an Arizona stock life insurance corporation.

“Cedant Indemnified Parties” shall have the meaning set forth in Section 10.01(b) hereof.

“Cedant SAP” means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Arizona and applied by Cedant or its consistently with respect to the Reinsured Policies.

“Cedant SAP Statements” means (a) the Annual Statements of Cedant for the years ended December 31, 1999, 1998 and 1997, (b) the Quarterly Statement of Cedant for the calendar quarter ended March 31,2000.

“Cedant’s Y2K Plan” means Cedant’s plan to ensure that Cedant’s software and hardware systems will accurately recognize and process calendar related (date/time) data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the calendar years 1999 and 2000, and will accurately recognize and process the year 2000 as a leap year.

“Ceding Commission” means $795,499.

“Claims Notice” shall have the meaning set forth in Section 10.02 hereof.

“Closing” means the closing of the reinsurance transaction contemplated by this Agreement and Reinsurance Agreement No. 1.

“Closing Date” means April 1, 2000 or such other Business Day as the parties may agree in writing.

“Closing Date Reserves” means the Reserves with respect to the Reinsured Policies as of April 1, 2000. The Closing Date Reserves shall be determined and reported in accordance with the methodology used to determine the Reserves reported in Cedant’s March 31, 2000 Quarterly Statement and described in Exhibit A hereto.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the IRS thereunder in effect as of the Closing Date.

“Commissions” means all commissions payable to Producers with respect to the Reinsured Policies:

“Confidential Information” means all documents and information concerning one party or any of its Affiliates furnished to the other party or such other party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include documents or information that can be shown to have (i) been already in the possession of the receiving party, provided that such documents or information are not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the furnishing party or another party, (ii) become generally available to the public other than as a result of a disclosure by the receiving party, or (iii) become available to the receiving party on a non-confidential basis from a source other than the furnishing party or its directors, officers, shareholders, employees, Affiliates, agents, representatives, advisors or consultants, provided that such source is not known by the receiving party, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party or another party.

“Contract Date” means April 1, 2000.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of an official position or corporate office with the Person.

“Distribution Agreements” mean the agreements between Cedant and Producers made on Cedant’s standard form of marketing agreements which (a) relate to the Reinsured Policies, (b) are in effect as of the Closing Date, and (c) are attached as Exhibit B.

“Extra Contractual Obligations” means any and all liabilities or obligations of any kind, nature or description, other than contractual liabilities or contractual obligations arising under the express terms and conditions of the Reinsured Policies, whether to Policyholders, Governmental Authorities or any other person, including, without limitation, any and all liabilities and obligations for statutory, regulatory or judicial fines, penalties, forfeitures, tort damages, bad faith damages, punitive damages, special damages, exemplary damages, consequential damages or other form of extra-contractual damages, court costs, alternative dispute resolution costs, costs of settlement and attorneys’ fees which arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, relating to: (a) the marketing, sale, underwriting, production, issuance, administration, surrender, cancellation or other termination of the Reinsured Policies; (b) the investigation, defense, trial, settlement or handling of claims, benefits, dividends, annuity payments, surrender payments or other payments under the Reinsured Policies; or (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, dividends, claims, annuity payments, surrender payments or any other payments due or alleged to be due under or in connection with the Reinsured Policies.

“Final Closing Settlement Statements” means the final settlement statements for the Reinsured Policies as of the Closing Date, prepared in accordance with Section 2.02(a) hereof.

“Governmental Authority” means any court, administrative or regulatory agency, commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” means the party seeking indemnity under Section 10.02 hereof.

“Indemnifying Party” means the patty from whom indemnification is sought under Section 10.02 hereof.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means a rate per annum equal to the three-month London Interbank Offered Rate as published in The Wall Street Journal , Eastern Edition, in effect on the Closing Date or as of any other date specified in this Agreement.

“Losses” (or “Loss” as the context may require) means any and all actions, claims, losses, liabilities, damages, costs, expenses (including court costs, alternative dispute resolution costs, settlement costs and reasonable attorney’s fees), interest and penalties.

“Material Adverse Effect” means any matter which would (a) preclude or prohibit the execution or perforn1ance of material obligations under this Agreement, Reinsurance Agreement No. 1, or (b) have a material adverse effect on the Reinsured Policies or the Reserves.

“Net Settlement Amount” means the difference between:

(a) the Closing Date Reserves and

(b) any policy loans on the Reinsured Policies

“Permits” means all insurance and other licenses, permits, approvals, registrations, authorizations, qualifications and related filings with all Governmental Authorities and under all Applicable Laws relating to the Reinsured Policies.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Policyholders” means the owners of the Reinsured Policies.

“Policy Loans” means the amount of policy loans and accrued interest on the Reinsured Policies as of the Closing Date.

“Premium Tax Credits” means, with respect to any calendar year, that portion of premium tax credits (including credits received by Cedant related to Third Party Reinsurance Agreements, but not including guarantee fund assessment credits) available to Cedant or Reinsurer, or both, that (a) are apportionable or allocable to the Reinsured Policies, (b) are available for use with respect to the applicable calendar year and (c) relate to Premiums paid after the Closing Date and during such calendar year.

“Premiums” means premiums, considerations, deposits and similar receipts paid to Cedant, as the case may be, with respect to the Reinsured Policies.

“Producers” means all brokers, agents, general agents, managing general agents, enrollers, producers and other Persons appointed as such by Cedant, who offered for sale and sold the Reinsured Policies.

“Pro Forma Closing Settlement Statement” means the pro forma settlement statement for the Reinsured Policies as of the Closing Date to be prepared by Cedant to Reinsurer not later than the fifth (5’”) Business Day prior to the Closing Date in the format set forth in Exhibit C hereto.

“Quarterly Statement” means the convention form quarterly statement of Cedant or Reinsurer, as applicable, together with all required schedules and supplements thereto, as filed with the Insurance Departments of the States of Texas and Arizona.

“Reinsurance Agreement No. 1” means the Reinsurance Agreement by and between Cedant and Reinsurer relating to the Reinsured Policies, to be executed on or before the Closing Date in the form of Exhibit D hereto.

“Reinsured Policies” mean one or all, respectively, of the insurance policies, together with any and all related certificates, applications, supplements, endorsements, riders and other agreements, issued by Cedant prior to December 30, 1999 and listed on Schedule 1.01 to this Agreement which are in force as of the Closing Date.

“Reinsurer” means American Founders Life Insurance Company, a Texas stock life insurance corporation.

“Reinsurer Indemnified Parties” shall have the meaning set forth in Section 10.01(a) hereof.

“Reinsurer Material Adverse Effect” means a material adverse effect on the business, properties, assets, operations or financial condition of the Reinsurer.

“Reinsurer SAP” means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Texas and applied by Reinsurer consistently with respect to its business.

“Reinsurer SAP Statements” means (a) the Annual Statements of Reinsurer as filed with the Insurance Department of the State of Texas for the years ended December 31, 1999 and 1998, and (b) the Quarterly Statement of Reinsurer for the calendar quarter ended March 31, 2000.

“Reserves” means the sum of all reserves and other liabilities required to be maintained by Cedant with respect to the Reinsured Policies, calculated in a manner consistent with (a) all legal reserve requirements, statutory accounting rules and actuarial principles applicable to Cedant and to the Reinsured Policies and (b) the terms and conditions of the Reinsured Policies.

“Retained Liabilities” means all liabilities and obligations of any nature, kind or description which are not Assumed Liabilities, all of which are and shall be retained by Cedant.

“Taxes” (or “Tax” as the context may require) means any tax, however denominated, together with any related interest, penalty, additions and other amounts, charged or imposed by any Taxing Authority, including, without limitation, any of the following Taxes: (a) any tax imposed under Subtitle A of the Code (including any DAC tax), (b) net income, alternative or add-on minimum, gross income, gross receipts, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers’ compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental, windfall profit, premium or customs tax or duty, and (c) any other tax, governmental fee or other like levy, assessment or charge of any kind whatsoever.

“Taxing Authority” means any federal, state, local, municipal, territorial, provincial or foreign government or any agency or political subdivision of any such government.

“Third Party Claim” shall have the meaning set forth in Section 10.02(a) hereof. “Third Party Consultant” shall have the meaning set forth in Section 2.02(a)(ii) hereof. “Third Party Reinsurance Agreements” mean the agreements between Cedant and other reinsurers which (a) relate to the Reinsured Policies, (b) are in effect as of the Closing Date, and (c) are attached as Exhibit E.

ARTICLE II

REINSURANCE TRANSACTIONS

Section 2.01. Closing.

(a) The Closing shall take place at the offices of Reinsurer, 2720 E. Camelback Road, Phoenix, Arizona at 9:00a.m. Phoenix time on the Closing Date or such other time or place as the parties may mutually agree.

(b) Not later than the fifth (51h) day prior to the Closing Date, Cedant will deliver to Reinsurer the Pro Forma Closing Settlement Statements relating to the Reinsured Policies, together with a certification of Cedant’s chief financial officer (or other officer acceptable to Reinsurer) that the Closing Date Reserves and all other items appearing on the Pro Forma Closing Settlement Statements were: (i) estimated in good faith by Cedant as of the Closing Date with respect to Closing Date Reserves, as of the Closing Date with respect to interest and as of the end of the month immediately prior to the Closing Date with respect to amounts due under Reinsurance Agreement No. l; (ii) based upon the Books and Records of Cedant; and (iii) calculated in a manner consistent with Cedant SAP and with the methodologies utilized in preparing Cedant’s March 31, 2000 Quarterly Statement.

(c) Upon the terms and subject to the conditions of this Agreement, on the Closing Date:

(i) Cedant and Reinsurer shall execute, if not previously executed, Reinsurance Agreement No. 1 pursuant to which Cedant shall cede and Reinsurer shall reinsure and assume the Assumed Liabilities relating to the Reinsured Policies and Cedant shall assign to Reinsurer on a quota share basis the remaining 25% of its rights, title and interest in and to Premiums, Policy Loans, fees, reinsurance and other third-party recoveries and any other amounts payable with respect to the Reinsured Policies; and

(ii) Cedant shall pay the Net Settlement Amount relating to the Reinsured Policies to Reinsurer.

(iii) Cedant shall pay the Net Settlement Amount by transferring to Reinsurer the securities listed on Schedule 2.01(c)(iii) attached hereto and cash equaling the difference between the Net Settlement Amount and the value of the securities on Schedule 2.01(c)(iii). These securities will be transferred at the values shown on Schedule 2.0l(c)(iii). All securities so transferred shall be transferred to Reinsurer by such instruments of transfer or book entry transfer, as appropriate, as are acceptable to Reinsurer, at Cedant’s cost and expense, and shall be free and clear of any and all liens, claims, assessments and other encumbrances or charges. All cash will be transferred by wire transfer of immediately available funds in U.S. dollars to the bank account or accounts designated to Cedant in writing by Reinsurer prior to the Closing Date.

Section 2.02.            Post-Closing Adjustments.

(a) Cedant shall, on or before the date that is forty-five (45) calendar days after the Closing Date, deliver to Reinsurer:

(i) the Final Closing Settlement Statements with respect to the Reinsured Policies showing any changes to the Pro Forma Closing Settlement Statements; and

(ii) a certification of the chief financial officer of Cedant (or other officer acceptable to Reinsurer) that the Closing Date Reserves and all other items appearing on the Final Closing Settlement Statements were: determined by Cedant as of the applicable Effective Date with respect to Closing Date Reserves, as of the Closing Date with respect to interest and as of the end of the month immediately prior to the closing Date with respect to amounts due under Reinsurance Agreement No. 1; based upon the Books and Records of Cedant; and calculated in a manner consistent with Cedant SAP and with the methodologies utilized in preparing Cedant’s March 31, 2000 Quarterly Statement. Reinsurer shall have the right to review the Final Closing Settlement Statements and comment thereon for a period of forty-five (45) calendar days after receipt thereof. If Reinsurer and Cedant are unable to agree on the manner in which any item or items should be treated in either Final Closing Settlement Statement within such 45-day period, Cedant and Reinsurer shall prepare separate written reports of such item or items and refer such reports to a qualified third party accountant or actuary, as appropriate, mutually acceptable to Reinsurer and Cedant (the “Third Party Consultant”) within ten (10) Business Days after the expiration of such 45- day period. The Third Party Consultant shall determine within ten (10) Business Days the manner in which each such item or items shall be treated in the Final Closing Settlement Statement; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by Cedant and Reinsurer. The determinations by the Third Party Consultant as to the items in dispute shall be made in writing and reflected in the Final Closing Settlement Statement and shall have the same preclusive effect for all purposes as if such determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction, and either party may petition a court having jurisdiction over the parties and subject matter to reduce such determination to final judgment. The fees, costs and expenses of retaining the Third Party Consultant shall be allocated by the Third Party Consultant between Cedant and Reinsurer in accordance with the Third Party Consultant’s judgment as to the relative merits of the parties’ proposals in respect of the disputed items.

(b) Any post-Closing adjustments made necessary due to differences between the Pro Forma Closing Settlement Statement and the Final Closing Settlement Statement, once finalized pursuant to Section 2.02(a) hereof, shall be made as provided below:

(i) If the total value of the securities transferred to Reinsurer at the Closing plus the amount of any cash transferred to Reinsurer at the Closing is less than the Net Settlement Amount reflected on the Final Closing Settlement Statement, Cedant shall transfer to Reinsurer within five (5) Business Days after the Final Closing Settlement Statement is finalized, additional cash or securities acceptable to Reinsurer equal to the amount of such difference, together with interest thereon from and including the Closing Date to, but not including the date of, such transfer computed at a rate equal to LIBOR as of the Closing Date.

(ii) If the total value of the securities listed on Schedule 2.01(c)(iii) transferred to Reinsurer at the Closing plus the amount of any cash transferred to the Reinsurer at the Closing is more than the Net Settlement Amount reflected on the Final Closing Settlement Statement, Reinsurer shall transfer to Cedant, within five (5) Business Days after the Final Closing Settlement Statement is finalized, cash or securities acceptable to Reinsurer equal to the amount of such difference, together with interest thereon from and including the Closing Date to, but not including the date of, such transfer computed at a rate equal to LIBOR as of the Closing Date.

Section 2.03.           Post-Closing Covenants Relating to Securities Listed on Schedule 2.01(c)(iii). Not later than thirty (30) days after the Closing Date, Cedant will furnish to Reinsurer all information which Reinsurer reasonably requests with respect to the securities listed on Schedule 2.0l(c)(iii). All information furnished to Reinsurer hereunder shall be complete and accurate and shall not omit any information necessary to make the information furnished hereunder not misleading.

Section 2.04.            Other Closing Items. In addition to the transfers described in Section 2.01, at the Closing:

(a) Cedant shall hand deliver, facsimile or e-mail to Reinsurer the following:

(i) Reinsurance Agreement No. 1, duly executed on behalf of Cedant; and

(ii) any other requirements contemplated by Article VIII or other provisions hereof.

(b) Reinsurer shall hand deliver or telefax to Cedant the following:

(i) Reinsurance Agreement No. 1, duly executed on behalf of Reinsurer; and

(ii) any other requirements contemplated by Article IX or other provisions hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CEDANT

Cedant hereby represents and warrants to Reinsurer as of the Contract Date and as of the Closing Date (but as of no other dates unless expressly so stated) as follows:

Section 3.01.      Organization, Standing and Authority of Cedant. Cedant is duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority to carry on its operations as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02.      Authorization. Cedant has all requisite corporate power and authority to execute and perform its obligations under this Agreement and Reinsurance Agreement No. 1. The execution by Cedant of this Agreement, Reinsurance Agreement No. 1, and the performance by Cedant of its obligations under such agreements, have been duly authorized by all necessary corporate action on the part of Cedant. This Agreement has been duly executed by Cedant, and on the Closing Date Reinsurance Agreement No. 1 will be duly executed by Cedant, and, subject to due execution by Reinsurer, this Agreement and Reinsurance Agreement No. 1, shall upon due execution, be valid and binding obligations of Cedant, enforceable against Cedant in accordance with their respective terms, subject to: (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors’ rights generally; and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity). Notwithstanding the foregoing, the obligation of Cedant to execute Reinsurance Agreement No. 1 shall be subject to the fulfillment or waiver of the terms and conditions of this Agreement.

Section 3.03.      Securities. Cedant has good and marketable title to all of the securities listed on Schedule 2.0l(c)(iii) hereto, free from, and clear of, any lien, claim, assessment, mortgage, encumbrance, security interest, charge, title defect or other restriction or objection of any nature whatsoever. All of the information contained in Schedule 2.0l(c)(iii), including without limitation information as to the issuer, coupon yield, maturity date, CUSIP number, par value, principal amount and whether such securities were issued pursuant to a private placement (i.e. pursuant to an exemption from registration available under the Securities Act of 1933, as amended), is complete and accurate and does not omit any information necessary to make the information contained therein not misleading.

Section 3.04.      Actions and Proceedings. There are no: (a) outstanding orders, decrees or judgments by or with any Governmental Authority or (b) actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of Cedant, threatened against Cedant, at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, which would, in the case of either (a) or (b), cause or give rise to a Material Adverse Effect.

Section 3.05.       No Conflict or Violation. Except for those matters which would not cause or give rise to a Material Adverse Effect, the execution and performance by Cedant of this Agreement and Reinsurance Agreement No. 1 and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the certificate of incorporation or bylaws of Cedant; (b) violate, conflict with or result in the breach of, result in any modification of, require any consent or any other action of or otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any agreement or instrument binding upon Cedant; (c) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority, or any agreement with, or condition imposed by, any arbitrator or Governmental Authority, binding upon Cedant; or (d) violate any Applicable Law.

Section 3.06.       Consents and Approvals. The execution and performance by Cedant of this Agreement and Reinsurance Agreement No. 1 and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof do not require Cedant to obtain any Permit or any consent, approval or action of, make any filing with, or give any notice to, any Person whose consent and/or approval Cedant has not already acquired by the Closing Date.

Section 3.07.       Statutory Statements. Cedant has previously delivered to Reinsurer true, complete and correct copies of the Cedant SAP Statements. The Cedant SAP Statements present fairly, in all material respects, the statutory financial condition of Cedant at the respective dates thereof and the statutory results of operations and cash flows of Cedant for the periods then ended in accordance with Cedant SAP, except as otherwise specifically noted therein. There are no agreements or understandings between Cedant and the Insurance Department of the State of Arizona affecting the interpretation or application of Cedant SAP with respect to the Cedant SAP Statements.

Section 3.08.       Compliance with Laws. Except for those violations, if any, that either have been cured prior to the Contract Date or which would not, individually or in the aggregate, cause or give rise to a Material Adverse Effect, since January 1, 1999 Cedant has not, (a) received any written notice of any alleged violation of Applicable Law, or (b) violated any Applicable Law.

Section 3.09.       Licenses and Franchises. Except for those matters which would not cause or give rise to a Material Adverse Effect, (a) no condition exists that, with or without notice or lapse of time or both, would constitute a default under any Permit material to the Reinsured Policies, and (b) Cedant is not operating under any agreement with a Governmental Authority which requires it to take, or refrain from taking, any action with respect to the Reinsured Policies. No material violations exist in respect of any Permit of Cedant material to the Reinsured Policies and no proceeding, examination, audit or investigation is pending or, to the knowledge of Cedant, threatened or contemplated, that would, after the date hereof, be reasonably likely to result in the suspension, revocation or material limitation or restriction of any such Permit.

Section 3.10.     Reinsured Policies. Cedant has provided Reinsurer with true, correct and complete copies of all Reinsured Policy forms, including, without limitation, any and all state variations, riders and other related forms. All such forms and the jurisdictions in which such forms are authorized for issuance are set forth on Schedule 1.01 hereto. The Reinsured Policies now in force are in all respects, to the extent required under Applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection and such forms comply in all material respects with Applicable Laws.

Section 3.11.     Producers.

(a) Cedant has provided Reinsurer with a true, correct and complete list identifying all Producers which sold Reinsured Policies and with which Cedant has entered into a Distribution Agreement, and specifying the Commissions paid or payable to such Producers under their Distribution Agreements with respect to the Reinsured Policies.

(b) Cedant has provided to Reinsurer true, correct and complete copies of all forms of agreements under which Commissions are or could be payable to Producers or other parties with respect to the Reinsured Policies. Except for the Distribution Agreements, there are no other written or oral agreements providing for the compensation or indemnification of Producers or other parties in connection with the Reinsured Policies. Each Distribution Agreement is valid, binding and in full force and effect in accordance with its terms, except to the extent that any failure of any such Distribution Agreement to be valid, binding and in full force and effect would not cause or give rise to a Material Adverse Effect. Neither Cedant nor, to the knowledge of Cedant, any Producer, is in default in any material respect under any such Distribution Agreement.

Section 3.12.     Third Party Reinsurance Agreements. Cedant has provided to Reinsurer true, correct and complete copies of all Third Party Reinsurance Agreements. Except for the Third Party Reinsurance Agreements and any agreements previously entered into between Cedant and Reinsurer, there are no other written or oral agreements providing for reinsurance in connection with the Reinsured Policies. Each Third Party Reinsurance Agreement is valid, binding and in full force and effect in accordance with its terms, except to the extent that any failure of any such Third Party Reinsurance Agreement to be valid, binding and in full force and effect would not cause or give rise to a Material Adverse Effect. Cedant is not in default in any material respect under any such Third Party Reinsurance Agreement.

Section 3.13.     Conduct of Business. Except as expressly contemplated or required by this Agreement, since December 31, 1998: (a) Cedant has administered the Reinsured Policies only in the ordinary course consistent with past practice and there has not been any material change in the underwriting, pricing, actuarial, reserving, administrative, marketing or agency practices or procedures relating to the Reinsured Policies; and (b) there has not been any event, occurrence or condition of any character that has caused or given rise to, or which might reasonably be expected to cause or give rise to, individually or in the aggregate, a Material Adverse Effect, other than: (i) any event, occurrence, development or state of circumstances or facts (including legislative, regulatory or judicial actions) affecting the life insurance industry generally; (ii) the effect of or changes to general market or economic conditions (including, but not limited to, changes in interest rates); or (iii) with respect to matters disclosed on any other Schedule to this Agreement.

Section 3.14.     Reserves. All Reserves and other provisions made for claims, benefits and any other Assumed Liabilities, whether reported or incurred but not reported, as established or reflected on the Cedant SAP Statements and the Cedant SAP Statements were (i) determined in accordance with generally accepted actuarial standards of practice consistently applied, (ii) fairly stated in accordance with sound actuarial principles, (iii) based on actuarial assumptions that are in accordance with those called for by the provisions of the Reinsured Policies, (iv) determined in accordance with the provisions of the Reinsured Policies, and (v) in all material respects in accordance with the requirements of Applicable Law.

Section 3.15.     Tax Matters. Each Reinsured Policy which is intended to qualify under Sections 401, 403(b), 408 or 457 of the Code meets the requirements set forth in the applicable section or sections.

Section 3.16.     Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Cedant or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 3.17.     Year 2000 Matters. Cedant has developed and is actively executing Cedant’s Y2K Plan and is proceeding in all material respects in accordance with the implementation schedule under Cedant’s Y2K Plan. Cedant will complete implementation of Cedant’s Y2K Plan prior to December 31, 1999, and Cedant’s software and hardware systems from and after December 31, 1999 will accurately recognize and process calendar related (date/time) data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the calendar years 1999 and 2000, and will accurately recognize and process the calendar year 2000 as a leap year. A true, correct and complete copy of Cedant’s Y2K Plan has previously been provided to Reinsurer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF REINSURER

Reinsurer hereby represents and warrants to Cedant as of the Contract Date and as of the Closing Date (but as of no other dates unless so expressly stated) as follows:

Section 4.01.     Organization, Standing and Authority. Reinsurer is a corporation duly organized and validly existing under the laws of the State of Texas and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, preclude or prohibit Reinsurer from executing or performing its obligations under this Agreement or Reinsurance Agreement No. 1. Reinsurer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, preclude or prohibit Reinsurer from executing or performing its obligations under this Agreement or Reinsurance Agreement No. 1.

Section 4.02.     Authorization. Reinsurer has all requisite corporate power and authority to execute and perform its obligations under this Agreement and Reinsurance Agreement No. 1. The execution by Reinsurer of this Agreement and Reinsurance Agreement No. 1, and the performance by Reinsurer of its obligations under such agreements, have been duly authorized by all necessary corporate action on the part of the Reinsurer. This Agreement has been duly executed by Reinsurer, and on the Closing Date Reinsurance Agreement No. 1 will be duly executed by Reinsurer, and, subject to due execution by Cedant, this Agreement is, and Reinsurance Agreement No. 1 will, upon due execution, be valid and binding obligations of Reinsurer enforceable against Reinsurer in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors’ rights generally; and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity). Notwithstanding the foregoing, the obligation of Reinsurer to execute Reinsurance Agreement No. 1 shall be subject to the fulfillment or waiver of the terms and conditions of this Agreement.

Section 4.03.     No Conflict or Violation. Except for matters which would not prevent Reinsurer from executing or performing its obligations under this Agreement and Reinsurance Agreement No. 1, the execution and performance by Reinsurer of this Agreement and the execution and performance by Reinsurer of Reinsurance Agreement No. 1 and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms and conditions hereof and thereof will not: (a) violate any provision of the charter, bylaws or other organizational documents of Reinsurer; (b) violate, conflict with or result in the breach of, result in any modification of, require any consent or other action of or otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any contract to which Reinsurer is a party or by which it may be bound; (c) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority, or any agreement with, or condition imposed by, any arbitrator or Governmental Authority, binding upon Reinsurer; (d) violate any Applicable Law; or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any license or authorization related to Reinsurer’s business.

Section 4.04.     Consents and Approvals. The execution and performance by Reinsurer of this Agreement and Reinsurance Agreement No. 1, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms and conditions hereof and thereof, do not require Reinsurer to obtain any Permit or any consent, approval or action of, make any filing with or give any notice to, any Person, except for such Permits, consents, approvals, actions, filings or notices the failure of which to obtain, make or give, as the case may be, would not individually or in the aggregate have a Material Adverse Effect.

Section 4.05.     Statutory Statements. Reinsurer has previously delivered to Cedant true, complete and correct copies of the Reinsurer SAP Statements. The Reinsurer SAP Statements present fairly, in all material respects, the statutory financial condition of the Reinsurer at the respective dates thereof, and the statutory results of operations and cash flows for the periods then ended, in accordance with Reinsurer SAP, except as otherwise specifically noted therein. There are no agreements or understandings between Reinsurer and the Insurance Department of the State of Texas affecting the interpretation or application of Reinsurer SAP with respect to the Reinsurer SAP Statements.

Section 4.06.     Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Reinsurer in connection with this Agreement or the transactions contemplated hereby.

Section 4.07.     Year 2000 Matters. Reinsurer has developed and is actively executing Reinsurer’s Y2K Plan and is proceeding in all material respects in accordance with the implementation schedule under Reinsurer’s Y2K Plan. Reinsurer will complete implementation of Reinsurer’s Y2K Plan prior to December 31, 1999, and Reinsurer’s software and hardware systems from and after December 31, 1999 will accurately recognize and process calendar related (date/time) data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the calendar years 1999 and 2000, and will accurately recognize and process the calendar year 2000 as a leap year. A true, correct and complete copy of Reinsurer’s Y2K Plan has previously been provided to Cedant.

ARTICLE V

COVENANTS OF CEDANT

Section 5.01.     Conduct of Business.

(a) Prior to the Closing, Cedant shall: (i) administer the Reinsured Policies in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve the value of the Reinsured Policies.

(b) Without limiting the generality of Section 5.01(a), except as otherwise expressly provided in this Agreement, Cedant will not, without the prior written consent of Reinsurer:

(i) dispose of any security listed on Schedule 2.0l(c)(iii);

(ii) make material changes to any of the accounting or actuarial principles, practices, methods or policies (including, but not limited to, any reserving methods, practices or policies) employed with respect to the Reinsured Policies, except as may be required as a result of a change in Applicable Law;

(iii) increase the Commissions of any of the Persons identified pursuant to Section 3.11 or in the definition of “Commissions” contained in Section 1.01 of this Agreement, except as may be required under the terms of the Distribution Agreements or the agreements identified in the definition of “Commissions” with such Persons; or

(iv) agree to take any of the actions described in this Section 5.0l(b).

(c) Prior to Closing, Cedant shall notify Reinsurer as promptly as reasonably practicable of any event or occurrence which might reasonably be expected to have a Material Adverse Effect, other than (i) any event, occurrence, development or state of circumstances or facts (including legislative, regulatory or judicial actions) affecting the life insurance industry generally, or (ii) the effect of or changes to general market or economic conditions (including, but not limited to, changes in interest rates).

Section 5.02.     Pre-Closing Access. During the period between the Contract Date and the Closing Date, Reinsurer, its employees and representatives, shall be entitled to make such investigation of the securities listed on Schedule 2.01(c)(iii), the business and operations of Cedant relating to the Reinsured Policies and the Books and Records as Reinsurer may reasonably request. Any investigation, examination or interview by Reinsurer of Cedant’s employees and agents pursuant to this Section 5.02 shall be conducted at reasonable times during normal business hours and upon reasonable prior notice to Cedant. The parties hereto and their respective officers, employees, agents and representatives, including, without limitation, counsel, investment bankers, actuarial consultants and independent public accountants, shall cooperate with each other in connection with any such investigation and examination as well as provide all information and assistance necessary to convert the Reinsured Policies onto Reinsurer’s administration system.

Section 5.03.     Post-Closing Access. Following the Closing Date, Cedant shall: (a) allow Reinsurer, its employees and representatives, upon reasonable prior notice and during normal business hours, to examine and make copies of any Books and Records for any reasonable business purpose, including, without limitation, the preparation or examination of Reinsurer’s Tax returns, regulatory filings and financial statements; and (b) allow Reinsurer to interview the Cedant’s employees for any reasonable purpose relating to the Reinsured Policies, including, without limitation, the preparation or examination of Reinsurer’s Tax returns, regulatory  filings and financial statements. Access to such records and employees shall not unreasonably interfere with Cedant’s or any successor company’s business operations.

Section 5.04.     Notice and Approval Requirements for Certain Actions. Cedant shall provide Reinsurer with written notice of any proposal by Cedant to (a) change its corporate name, (b) cede through reinsurance or otherwise transfer, in any manner, part or all of the Retained Liabilities, or (c) take any other action the result of which would be to cause any change to or other disruption of the Reinsured Policies.  Such written notice shall set forth Cedant’s proposal in reasonable detail and shall be given to Reinsurer at least ninety (90) days in advance of the date on which such proposal would be implemented. Cedant shall not implement or otherwise pursue any such proposal without first obtaining Reinsurer’s written consent and approval, which consent and approval shall not be unreasonably withheld.

ARTICLE VI

COVENANTS OF CEDANT AND REINSURER

Section 6.01.     Consents and Reasonable Efforts. Cedant and Reinsurer shall cooperate and use their commercially reasonable efforts to promptly give and make all notices and filings with any Governmental Authorities necessary in connection with consummation of the transactions contemplated by this Agreement and Reinsurance Agreement No. 1. Cedant and Reinsurer will each furnish to the other such necessary information and reasonable assistance as the other may request in connection with preparation of necessary filings or submissions to any Governmental Authority.

Section 6.02.     Expenses. Except as otherwise specifically provided in this Agreement and Reinsurance Agreement No. 1, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and Reinsurance Agreement No. I and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION OF REINSURER TO CLOSE

The obligations of Reinsurer w1der this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Reinsurer in writing to the extent permitted by law:

Section 7.01.     Representations, Warranties and Covenants.  (a) Cedant shall have performed in all material  respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of Cedant contained in this Agreement shall be true at and as of the Closing Date as if made at and as of such date; and (c) Reinsurer shall have received a certificate signed by an appropriate executive officer of Cedant to the effect that the foregoing conditions have been satisfied.

Section 7.02.     Reinsurance Agreement. Reinsurance Agreement No. 1 shall have been duly executed by Cedant on or before the Closing Date and shall be in full force and effect with respect to Cedant on the Closing Date.

Section 7.03.     Payment of Net Settlement Amount.  Cedant shall have paid the Net Settlement Amount in accordance with Section 2.01 hereof.

Section 7.04.     Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein not be consummated as herein provided.

Section 7.05.     Other Documents. Cedant shall have delivered to Reinsurer (a) a copy of the resolutions (in form and substance reasonably satisfactory to Reinsurer) duly adopted by the

Board of Directors of Cedant authorizing the execution and performance of this Agreement and Reinsurance Agreement No. 1 by Cedant, certified (in form and substance reasonably satisfactory to Reinsurer) by the Secretary or an Assistant Secretary of Cedant; (b) certificates (in form and substance reasonably satisfactory to Reinsurer) of the Secretary or an Assistant Secretary of Cedant as to the incumbency and signatures of the officers of Cedant executing this Agreement and Reinsurance Agreement No. 1 and (c) such other documents, certificates or records as Reinsurer or its counsel may reasonably request.

Section 7.06.     Corporate Examinations and Investigations.  Cedant shall provide Reinsurer and its representatives with all documentation and information which Reinsurer reasonably requests as part of its due diligence related to the Policies. If such examination and investigation results in a determination, in Reinsurer’s sole discretion, that it is not in Reinsurer’s interest to close the transactions contemplated by this Agreement and Reinsurance Agreement No. 1, then Reinsurer, at its sole option, may terminate this Agreement and Reinsurance Agreement No. 1 without default. Reinsurer shall use its best efforts to complete its due diligence prior to the Closing Date.

Section 7.07.     Consents and Approvals. Cedant shall have received any and all consents and approvals necessary for the consummation of the transactions contemplated herein.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF CEDANT TO CLOSE

The obligations of Cedant under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Cedant in writing to the extent permitted by law:

Section 8.01.     Representations, Warranties and Covenants. (a) Reinsurer shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of Reinsurer contained in this Agreement shall be true at and as of the Closing Date as if made at and as of such date; and (c) Cedant shall have received a certificate signed by an appropriate executive officer of Reinsurer to the effect that the foregoing conditions have been satisfied.

Section 8.02.     Reinsurance Agreement. Reinsurance Agreement No.1 shall have been duly executed by Reinsurer on or before the Closing Date and shall be in full force and effect with respect to Reinsurer on the Closing Date.

Section 8.03.     Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein not be consummated as herein provided.

Section 8.04.     Other Documents. Reinsurer shall have delivered to Cedant: (a) a copy of the resolution (in form and substance reasonably satisfactory to Cedant) duly adopted by the board of directors of Reinsurer authorizing the execution and performance of this Agreement and Reinsurance Agreement No. 1 by Reinsurer, certified (in form and substance reasonably satisfactory to Cedant) by the Secretary or an Assistant Secretary of Reinsurer; (b) certificates (in form and substance reasonably satisfactory to Cedant) of the Secretary or an Assistant Secretary of Reinsurer as to the incumbency and signatures of the officers of Reinsurer executing this Agreement and Reinsurance Agreement No. 1 and (c) such other documents, certificates or records as Cedant or its counsel may reasonably request.

ARTICLE IX

SURVIVAL

Section 9.01.     Survival of Representations,  Warranties, Covenants and Certain Indemnities.

(a) All representations and warranties of the parties hereto contained in this Agreement shall survive the execution hereof and the Closings with respect to each reinsurance transaction hereunder; provided, however, that all such representations and warranties shall terminate and expire on the date that is 5 years after the Closing Date, except that representations and warranties: (i) contained in Sections 3.03 and 3.15 hereof shall survive indefinitely and perpetually; and (ii) with respect to matters as to which a Claims Notice shall have been given conforming to the requirements of Section 10.02 prior to such expiration date shall survive until final resolution of such Claims Notice pursuant to this Agreement.

(b) The covenants, undertakings and agreements of the parties contained in this Agreement and Reinsurance Agreement No. 1 to be performed or complied with after the Closing shall survive without limitation as to time except as may otherwise be provided under the terms of this Agreement and Reinsurance Agreement No. 1.

(c) The obligation of Cedant to indemnify and hold harmless the Reinsurer Indemnified Parties in respect of and from any and all Retained Liabilities shall survive the execution of this Agreement and the Closing hereunder, without regard to whether any of the Retained Liabilities is the subject, in whole or in part, directly or indirectly, of any representation or warranty made by Cedant pursuant to this Agreement and Reinsurance Agreement No. 1, and shall only terminate and expire upon termination of this Agreement pursuant to its terms.

(d) The obligation of Reinsurer to indemnify and hold harmless the Cedant Indemnified Parties in respect of and from any and all Assumed Liabilities shall survive the execution of this Agreement and the Closing hereunder, without regard to whether any of the Assumed Liabilities is the subject, in whole or in part, directly or indirectly, of any representation or warranty made by Reinsurer pursuant to this Agreement and Reinsurance Agreement No. 1, and shall only terminate and expire upon termination of this Agreement pursuant to its terms.

ARTICLE X

INDEMNIFICATION AND OTHER RIGHTS

Section 10.01.     Obligation to Indemnify.

(a) Subject to the limitations on survival set forth in Article IX of this Agreement and to the limitations set forth in this Article X, from and after the Closing Date, Cedant hereby indemnifies each of Reinsurer and its directors, officers, employees, representatives, Affiliates, successors and permitted assigns (collectively, the “Reinsurer Indemnified Parties”) against, and agrees to hold each of the Reinsurer Indemnified Parties harmless from, any and all Losses incurred or suffered by any Reinsurer Indemnified Party arising out of (i) any inaccuracy or breach of any representation or warranty made by Cedant pursuant to this Agreement and Reinsurance Agreement No. 1, (ii) any breach of a covenant or agreement made or to be performed by Cedant pursuant to this Agreement and Reinsurance Agreement No. 1, or (iii) any Retained Liability (including, without limitation, any failure by Cedant to perform or in due course pay and discharge any Retained Liability).

(b) Subject to the limitations on survival set forth in Article IX of this Agreement and to the limitations set forth in this Article X, from and after the Closing Date, Reinsurer hereby indemnifies each of Cedant and its respective directors, officers, employees, representatives, Affiliates, successors and permitted assigns (collectively, the “Cedant Indemnified Parties”) against, and agrees to hold each of the Cedant Indemnified Parties harmless from, any and all Losses incurred or suffered by any Cedant Indemnified Party arising out of (i) any inaccuracy or breach of any representation or warranty made by Reinsurer pursuant to this Agreement and Reinsurance Agreement No. 1, (ii) breach of a covenant or agreement made or to be performed by Reinsurer pursuant to this Agreement and Reinsurance Agreement No. 1 or (iii) all Assumed Liabilities.

(c) Each Indemnified Party shall be obligated to use its reasonable best efforts to mitigate to the extent reasonably practicable the amount of any Loss for which it is entitled to seek indemnification hereunder; provided, however that the provisions of this  Section 10.01(c)  shall  not  limit  or  affect  the  Indemnifying  Party ‘s indemnification obligation hereunder.

(d) Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which such indemnification payment relates; provided, however, that, until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such indemnification payment are hereby made expressly subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality of any other provision hereof, the Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights set forth in this Section 10.01(d).

(e) The amount of any Loss sustained by an Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect to such Loss under any insurance coverage or from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available in respect of such Loss under any insurance coverage and from any other party alleged to be responsible for such Loss. If the Indemnified Party receives an amount under insurance coverage or from another party with respect to any Loss after being indemnified for such Loss pursuant to this Section 10.02, then the Indemnified Party shall promptly reimburse the Indemnifying Party for the amount of any indemnity paid by such Indemnifying Party up to the amount of the insurance or other recovery actually received.

Section 10.02.     Claims Notice.

(a) If either Reinsurer or Cedant wishes to assert a claim for indemnification hereunder, including, but not limited to, claims arising from a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement that may result in a Loss for which indemnification is or may be claimed under this Article X (a “Third Party Claim”), the party seeking indemnification (the “Indemnified Party”) shall give written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”).  The Claims Notice shall be delivered to the Indemnifying Party as promptly as practicable, specifying in detail the facts constituting the basis for, and the estimated amount of, the claim for indemnification so asserted. The failure by any Indemnified Party to provide the Claims Notice to the Indemnifying Party as promptly as practicable shall relieve any Indemnifying Party from its indemnification obligations only to the extent that such failure shall actually prejudice an Indemnifying Party; provided however , that, notwithstanding the foregoing, an Indemnifying Party shall have no obligation to indemnify an Indemnified Party if a Claims Notice containing the information specified above is not received by the Indemnifying Party prior to the termination of the applicable survival periods described in Sections 10.01(a) and 10.01(b).

(b) Subject to the provisions of Section 10.02(c) hereof, upon receipt of a Claims Notice, the Indemnifying Party shall have the right to assun1e the defense and control of a Third Party Claim. If the Indemnifying Party exercises its right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in (but not control) the defense of the Third Party Claim with its own counsel and at its own expense. Any election by an Indemnifying Party to assume the defense of a Third Party Claim must be received by the Indemnified Party within a reasonable time after receipt of the Indemnified Party’s Claims Notice, and failure to make such election within a reasonable time shall be deemed an election not to defend. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party, shall take all steps necessary in the defense or settlement of such Third Party Claim, and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its directors, officers, employees, agents, representatives, Affiliates, successors and permitted assigns to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party and in making any appropriate counterclaim or cross-complaint, which cooperation shall include, without limitation, designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, using reasonable efforts to make witnesses available for deposition and trial, and providing records and docun1ents to the extent such witnesses, records and documents to the extent reasonably requested by the Indemnifying Party.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment  arising  from, any Third Party Claim  as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 10.02(b) without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money, and (ii) provides a complete release of, or dismissal with prejudice of claims against, any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such Third Party Claim. If the Indemnifying Party elects, or is deemed to have elected, not to defend a Third Party Claim, the Indemnified Party shall have the right, at its option and at the Indemnified Party’s expense, to defend such Third Party Claim in such manner as it reasonably deems appropriate; provided, however, that Indemnified Party shall not settle or compromise any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

Section 10.03.     Exclusivity.  Following the Closing, except as otherwise specifically provided in this Agreement and Reinsurance Agreement No. 1, the indemnities provided for in this Article X shall be the exclusive remedies of the parties hereto and their respective officers, directors, employees, agents, Affiliates, successors and permitted assigns for any breach of or inaccuracy in any representation or warranty made in this Agreement or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement (except  any covenants or agreements which are to be performed in whole or in part after the Closing Date), and the parties shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including, without limitation, any common law rights of contribution), all of which the parties hereto hereby waive.

ARTICLE XI

TERMINATION PRIOR TO CLOSING

Section 11.01.   Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by Cedant or Reinsurer, by written notice to the other party, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on Reinsurer or Cedant which prohibits or restrains Reinsurer or Cedant from consummating the transactions contemplated hereby; provided, however, that Reinsurer or Cedant, as the case may be, shall have used commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the order, writ, injunction or decree is not lifted by December 31, 1999.

(b) by either of Cedant or Reinsurer, by written notice to the other party, if the Closing has not occurred on or prior to April 1, 2000 unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it at or prior to the Closing;

(c) by Reinsurer, by written notice to Cedant, if a breach of any representation, warranty, covenant or agreement on the part of Cedant set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article VII not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by Cedant of notice of such breach from Reinsurer;

(d) by Cedant, by written notice to Reinsurer, if a breach of any representation, warranty, covenant or agreement on the part of Reinsurer set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article VIII not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by Reinsurer of notice of such breach from Cedant; or

(e) by Cedant or Reinsurer for any reason, by written notice to the other party.

Section 11.02.   Survival Upon Termination. If this Agreement is terminated pursuant to Section 11.0 I hereof with respect to Reinsurance Agreement No. 1, this Agreement shall become null and void and of no further force and effect with respect only to the contemplated reinsurance transaction as to which this Agreement has been so terminated, provided that, in the event of such a termination because of any breach (a) the breaching party shall be liable to the other party for all actual damages arising directly from such breach; and (b) the obligations arising under Sections 12.01, 12.02, 12.06 and 12.07 hereof shall remain in full force and effect.  In the event of a breach the non-breaching party shall only be entitled to actual damages of no more than $50,000.

ARTICLE XII

MISCELLANEOUS

Section 12.01.   Confidentiality. The parties agree that, other than as and to the extent pem1itted pursuant to Section 12.01 hereof or required to implement the transactions contemplated hereby, the parties will keep confidential and will not disclose the Confidential Information and the terms and conditions of this Agreement and Reinsurance Agreement No.1, including, without limitation, the exhibits and schedules hereto and thereto, except as otherwise required by Applicable Law (including, without limitation, pursuant to any federal or state securities laws or the rules of any stock exchange or self-regulatory organization or pursuant to any legal, regulatory or legislative proceedings) or as may be agreed in writing by the parties hereto.

Section 12.02.   Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, sent by telecopier, sent by certified or registered mail, postage prepaid and return receipt requested, or sent by express mail or other nationally recognized overnight or same-day delivery service.  Any such notice shall be deemed given when delivered personally or by such delivery service, telegraphed, transmitted by telecopier or, if mailed, three days after the date of deposit in the United States mails, in each case directed to the party to receive same as follows:

(a)           if to Reinsurer:

American Founders Life Insurance Company

2720 E. Camelback Road

Phoenix, AZ 85016

Attention:  David M. Cleff, Senior Vice President Corporate

Development and General Counsel

Telecopier:  (602) 956-9799

(b)           if to Cedant:

Old Reliance Insurance Company

40 East Virginia Avenue

Phoenix, AZ 85004

Attention:          David G. Elmore

Telecopier: (602) 604-9171

Any party may, by notice given in accordance with this Section 12.02 to the other parties as provided in this Section 12.02, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective only upon receipt.

Section 12.03.   Entire Agreement. This Agreement and Reinsurance Agreement No. 1, and the Exhibits and Schedules hereto and thereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.  Without limiting the generality of the foregoing sentence, the only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement and the Schedules and Exhibits hereto.

Section 12.04.   Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement and Reinsurance Agreement No. 1 may be amended, superseded, canceled, renewed or extended, and the terms hereof and thereof may be waived, either prior to or after the closing of the transaction contemplated herein, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party making such waiver.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single waiver on the party of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.   The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement and Reinsurance Agreement No. 1, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.05.   Governing Law. THIS AGREEMENT AND REINSURANCE AGREEMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.06.   Venue and Jurisdiction. Cedant and Reinsurer hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of general and competent jurisdiction located or having jurisdiction within the County of Dallas. State of Texas, with respect to any legal action or proceeding arising out of or connected with this Agreement and Reinsurance Agreement No.1.

Section 12.07.   Binding Effect; Assignment. This Agreement and Reinsurance Agreement No. 1 shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.   Unless otherwise expressly provided herein or in Reinsurance Agreement No. 1, neither this Agreement nor Reinsurance Agreement No.1, nor any right or obligation hereunder or thereunder, may be assigned, subcontracted or delegated by any party (in whole or in part) without the prior written consent of the other party hereto and any attempted assignment, subcontract or delegation without such prior written consent shall be void and shall have no effect.

Section 12.08.   No Third Party Beneficiaries. Nothing in this Agreement and Reinsurance Agreement No. 1 is intended or shall be construed to give any Person (including, but not limited to the Policyholders, Producers or employees of Cedant), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement and Reinsurance Agreement No. 1 or any provision contained herein or therein.

Section 12.9.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be an original, but all of which shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

Section 12.10.   Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 12.11.   Dollar References. All dollar references in this Agreement are to the currency of the United States.

Section 12.12.   Performance Following Closing. Nothing in this Agreement shall be construed to limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing including, but not limited to, any covenant or agreement contained in Reinsurance Agreement No. 1.

Section 12.13.   No Prejudice. The parties agree that this Agreement and Reinsurance Agreement No. 1 have been jointly negotiated and drafted by the parties hereto and that the terms hereof and thereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN FOUNDS LIFE INSURANCE COMPANY

By:	/s/ Wayne Schreck

Name:	Wayne Schreck

Title:	President

OLD RELIANCE INSURANCE COMPANY

By:	/s/ Richard J. Lawson

Name:	Richard J. Lawson

Title:	President

SCHEDULE 1.01

REINSURED POLICIES

The Reinsured Policies are limited to all life insurance policies of the Cedant excluding all industrial life policies issued in the State of Texas prior to December 30, 1999 and inforce on the Closing Date and all policies that provide the policyholder any rights to participate in the earnings and/or divisible surplus of the Cedant (including, but not limited to, any “Founders’ Policies” or true participating policies) and excluding all policies commonly referred to as Dollarator Policies or S&P Policies (approximately 35 policies). Also specifically excluded are all annuity contracts and Accident & Health contracts.

Schedule 2.01(c)(iii)

CUSIP	Bond	Rate	Due	Par	Book	Market 4/27	Accrued lnt 3/31

912827G55	U.S. Treasury	6.375	8/15/02	$1,000,000	$1,007,586	$995,313	7,881
912827U83	U.S. Treasury	6.5	8/15/05	$600,000	$610,888	$599,063	4,821
912827V41	U.S. Treasury	6.125	9/30/00	$1,000,000	$1,001,092	$999,375
9128273X8	U.S. Treasury	5.5	2/15/08	$300,000	$302,404	$282,797	2,040
263534AZ2	Dupont Ei Nemour	6.75	10/15/02	$300,000	$308,135	$295,290

				$3,200,000	$3,230,105	$3,171,837	$14,742

Dupont accrued interest of zero.  April 15th coupon received by Old Reliance.

Exhibit A

CLOSING DATE RESERVES

	Reserves				Reserves
	for all				for Reinsured
	Life Policies	Annuities	S&P	Texas Industrial	Policies

Gross	18,449,634	839,585	589,891	94,680	16,925,478
Reins Ceded	192,656				192,656
Net	18,256,978	839,585	589,891	94,680	16,732,822

less Net Due and Deferred	114,648		(687)		115,335
plus Advanced Premium	39,574		58		39,516
Premium Adjustments					(75,819)

Net Reserves on Reinsured Policies					16,657,003

Times Quota Share Percentage					25%

Closing Date Reserves					4,164,251

EXHIBITB

DISTRIBUTION AGREEMENTS

All Distribution Agreements of Cedant with respect to the Reinsured Policies that are of a standard industry variety and do not contain any requirement for the payment of any material bonuses (persistency bonuses, inforce bonuses, etc.) or unusual levels of or increasing renewal commissions are deemed to be the Distribution Agreements attached as this Exhibit B.

Exhibit C

PROFORMA CLOSING SETTLEMENT STATEMENTS

	Amounts				Amounts
	for all				for Reinsured
	Life Policies	Annuities	S&P	Texas Industrial	Policies

Policy Loans	726,344	41,661			684,683

Times Quota Share Percentage					25%

Policy Loans on Reinsured Policies (Quota Share)(B)					171,171

Closing Date Reserves(A)					4,164,251

Net Settlement Amount (A-B)					3,993,080

EXHIBIT E

THIRD PARTY REINSURANCE AGREEMENTS

All Third Party Reinsurance Agreements of Cedant with respect to the Reinsured Policies that are of a standard industry variety and would not be generally considered to provide “surplus relief’ or “financing” are deemed to be the Third Party Reinsurance Agreements attached as this Exhibit E.